                                                              EXHIBIT 99.1



                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Starwood Hotels & Resorts Worldwide, Inc.:

    We have audited the accompanying combined consolidated balance sheets of Starwood Hotels & Resorts Worldwide, Inc. Gaming Operations To Be Sold to Park Place Entertainment Corporation (the "Company") as described in Note 1 to the Financial Statements as of December 31, 1998 and 1997, and the related combined consolidated statements of operations, comprehensive income and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Sheraton Casinos Nova Scotia, which includes: the Sheraton Halifax and Sheraton Sydney, which statements reflect total assets, total revenues and operating income of 2.0%, 3.3% and 16.0% in 1998, and 1.6%, 3.9% and 18.2% in
1997, respectively of the consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for those entities, is based solely on the report of the other auditors.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as described in Note 1 to the Financial Statements as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years then ended, in conformity with generally accepted accounting principles.

    As explained in the Note 2 to the Financial Statements, effective January 1, 1997, the Company changed its method of accounting for start-up costs.

                                                         ARTHUR ANDERSEN LLP

New York, New York
May 21, 1999

                                AUDITORS' REPORT

To the Partners of METROPOLITAN
ENTERTAINMENT GROUP, OPERATING
AS SHERATON CASINOS NOVA SCOTIA

    We have audited the balance sheets of METROPOLITAN ENTERTAINMENT GROUP OPERATING AS SHERATON CASINOS NOVA SCOTIA (the "Partnership") as at December 31, 1998 and 1997, and the statements of income, partners' equity and cash flow for the years then ended (not included herein). These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

    In our opinion, these financial statements present fairly, in all material respects, the financial position of the partnership as at December 31, 1998 and 1997, and the results of its operations and the changes in its financial position for the years then ended in accordance with accounting principles generally accepted in Canada.

                                              Ernst & Young, LLP
                                              Chartered Accountants

Halifax, Canada
January 29, 1999

                   STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

      GAMING OPERATIONS TO BE SOLD TO PARK PLACE ENTERTAINMENT CORPORATION
                      COMBINED CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                             AS OF DECEMBER 31,
                                                                         --------------------------      AS OF
                                                                             1998          1997      SEPTEMBER 30, 1999
                                                                         ------------  ------------  ------------------
                                                                                                         (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents............................................  $    102,664  $     63,488     $    79,118
  Receivables, net.....................................................       122,860       136,933         101,968
  Inventories..........................................................        15,341        16,226          17,928
  Prepaid expenses and other...........................................        31,884        39,892          29,391
                                                                         ------------  ------------    -------------
Total current assets...................................................       272,749       256,539         228,405
                                                                         ------------  ------------    -------------
Property and equipment, net............................................     1,992,590     1,767,408       1,981,507
Goodwill, net..........................................................       983,748     1,010,389         963,252
Investments............................................................        47,898        17,684          60,055
Other assets...........................................................        92,729        90,933          89,274
                                                                         ------------  ------------    -------------
                                                                         $  3,389,714  $  3,142,953     $ 3,322,493
                                                                         ------------  ------------    -------------
                                                                         ------------  ------------    -------------
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Accounts payable and accrued expenses................................  $    216,620  $    234,098     $   168,983
  Current maturities of long-term debt and capital leases..............        10,212         4,033          11,104
  Accrued taxes payable................................................        28,469        34,533          25,005
                                                                         ------------  ------------    -------------
Total current liabilities..............................................       255,301       272,664         205,092
Due to parent and affiliates...........................................     1,134,157       886,811       1,309,038
Long-term debt and capital leases, net of current maturities...........       165,815       166,444          31,261
Deferred income taxes, net.............................................        79,717        63,037          80,365
Other non-current liabilities..........................................        31,156        38,296          27,742

Commitments and Contingencies

Minority interest......................................................        11,167         3,641           8,608

Shareholder's equity:
  Starwood/ITT investment..............................................     1,227,264     1,227,264       1,227,264
  Retained earnings....................................................       489,014       483,303         434,216
  Cumulative translation adjustment....................................        (3,877)        1,493          (1,093)
                                                                         ------------  ------------    -------------
Total shareholder's equity.............................................     1,712,401     1,712,060       1,660,387
                                                                         ------------  ------------    -------------
Total liabilities and shareholder's equity.............................  $  3,389,714  $  3,142,953     $ 3,322,493
                                                                         ------------  ------------    -------------
                                                                         ------------  ------------    -------------

              The accompanying notes to the combined consolidated financial statements are an integral part of these statements.

                   STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

      GAMING OPERATIONS TO BE SOLD TO PARK PLACE ENTERTAINMENT CORPORATION
                   COMBINED CONSOLIDATED STATEMENTS OF INCOME

                                 (IN THOUSANDS)

                                                                      YEARS ENDED            NINE MONTHS ENDED
                                                                      DECEMBER 31,              SEPTEMBER 30,
                                                               --------------------------  ----------------------
                                                                   1998          1997         1999        1998
                                                               ------------  ------------  ----------  ----------
                                                                                                (UNAUDITED)
Revenues:
  Casino.....................................................  $    936,649  $    898,244  $  808,045  $  703,157
  Hotel......................................................       104,968        57,302      89,534      78,448
  Food and beverage..........................................       101,190        68,416      82,871      74,579
  Earnings of unconsolidated affiliate.......................        16,151        14,040      25,983      11,851
  Other......................................................        97,622        85,165      78,558      83,798
                                                               ------------  ------------  ----------  ----------
Total revenues...............................................     1,256,580     1,123,167   1,084,991     951,833

Costs and expenses:
  Casino.....................................................       527,597       537,064     444,062     393,906
  Hotel......................................................        32,570        18,724      25,036      23,907
  Food and beverage..........................................        87,998        60,177      70,788      65,359
  Other operating expenses...................................        50,094        51,387      47,976      49,109
  Selling, general and administrative........................       207,886       167,735     193,429     150,235
  Pre-opening expenses.......................................        41,661        20,878         934      34,900
  Depreciation and amortization..............................       143,291        73,854     132,830      95,689
  Provision for doubtful accounts............................        29,903        39,065      18,373      17,174
  Special charges............................................        39,000        62,481          --      39,000
                                                               ------------  ------------  ----------  ----------
Total costs and expenses.....................................     1,160,000     1,031,365     933,428     869,279
                                                               ------------  ------------  ----------  ----------
  Operating income before management service fees............        96,580        91,802     151,563      82,554
  Management service fees....................................        32,705        28,711      24,181      24,776
                                                               ------------  ------------  ----------  ----------
Operating income.............................................        63,875        63,091     127,382      57,778

Other (income) expense:
  Interest expense, net......................................        26,143        11,053      48,944      18,313
  Minority interest..........................................       (10,675)          632      (2,034)     (5,762)
                                                               ------------  ------------  ----------  ----------
Income before income taxes, extraordinary item and
  cumulative effect of accounting change.....................        48,407        51,406      80,472      45,227
  Provision for income taxes.................................        28,507        30,335      38,881      24,932
                                                               ------------  ------------  ----------  ----------
Income before extraordinary item and cumulative effect
  of accounting change.......................................        19,900        21,071      41,591      20,295
Extraordinary item, net......................................            --           --        1,713          --
Cumulative effect of accounting change.......................            --         5,180          --          --
                                                               ------------  ------------  ----------  ----------
Net income...................................................  $     19,900  $     15,891  $   39,878  $   20,295
                                                               ------------  ------------  ---------   ----------
                                                               ------------  ------------  ---------   ----------

              The accompanying notes to the combined consolidated financial statements are an integral part of these statements.

                   STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

      GAMING OPERATIONS TO BE SOLD TO PARK PLACE ENTERTAINMENT CORPORATION
            COMBINED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

                                 (IN THOUSANDS)

                                                                            YEARS ENDED        NINE MONTHS ENDED
                                                                            DECEMBER 31,         SEPTEMBER 30,
                                                                        --------------------  --------------------
                                                                          1998       1997       1999       1998
                                                                        ---------  ---------  ---------  ---------
                                                                                                  (UNAUDITED)
Net income............................................................  $  19,900  $  15,891  $  39,878  $ 20,295
Other comprehensive income (loss)
  Foreign currency translation arising during the period..............     (5,370)      (458)     2,784    (1,804)
                                                                        ---------  ---------  ---------  ---------
Comprehensive income..................................................  $  14,530  $  15,433  $  42,662  $ 18,491
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------

              The accompanying notes to the combined consolidated financial statements are an integral part of these statements.

                   STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

      GAMING OPERATIONS TO BE SOLD TO PARK PLACE ENTERTAINMENT CORPORATION
                 COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                     YEARS ENDED          NINE MONTHS ENDED
                                                                    DECEMBER 31,            SEPTEMBER 30,
                                                               -----------------------  -----------------------
                                                                  1998        1997         1999        1998
                                                               ----------  -----------  ----------  -----------
                                                                                              (UNAUDITED)
Cash flows from operating activities:
Net income...................................................  $   19,900  $    15,891  $   39,878  $  20,295
Reconciliation of net income to net cash provided by
  operating activities:
  Depreciation and amortization..............................     143,291       73,854     132,830     95,689
  Provision for doubtful accounts............................      29,903       39,065      18,373     17,174
  Special charges............................................      39,000       35,472        --       39,000
  Earnings in excess of distributions from unconsolidated
    affiliates...............................................      (8,104)      (7,277)    (11,800)    (7,543)
  Changes in assets and liabilities due to operating
    activities:
    Receivables, net.........................................     (30,030)     (49,476)      2,519    (18,239)
    Inventories..............................................         885       (2,207)     (2,587)     1,657
    Prepaid expenses and other...............................     (16,792)     (29,998)      2,493     (9,397)
    Accounts payable and accrued expenses....................     (17,478)      53,559     (52,356)   (49,397)
    Accrued and deferred income taxes........................      10,616       31,641      18,156     26,193
  Other, net.................................................      (7,993)     (34,453)     (6,268)    (2,096)
                                                               ----------  -----------  ----------  ---------
        Net cash provided by operating activities............     163,198      126,071     141,238    113,336

Cash flows from investing activities:
  Purchases of property and equipment........................    (329,946)    (672,414)    (92,159)  (272,143)
  Investments in joint ventures..............................     (22,110)     --             (357)    (2,151)
                                                               ----------  -----------  ----------  ---------
        Net cash used in investing activities................    (352,056)    (672,414)    (92,516)  (274,294)

Cash flows from financing activities:
  Proceeds from long-term borrowings.........................       6,831       26,022      28,994      6,831
  Payments of long-term borrowings...........................      (1,281)     (27,721)   (162,656)    (4,800)
  Net (payments) borrowings from affiliates..................     247,346      574,956     174,881    188,620
  Payment of dividends and equity transactions with
    affiliates...............................................     (14,188)     (36,829)   (110,928)   (17,327)
  Minority interest..........................................     (10,674)       2,237      (2,559)    (5,761)
                                                               ----------  -----------  ----------  ---------
        Net cash (used in) provided by financing
          activities.........................................     228,034      538,665     (72,268)   167,563

Increase (decrease) in cash and cash equivalents.............      39,176       (7,678)    (23,546)     6,605
Cash and cash equivalents at the beginning of year...........      63,488       71,166     102,664     63,488
                                                               ----------  -----------  ----------  ---------
Cash and cash equivalents at the end of year.................  $  102,664  $    63,488  $   79,118  $  70,093
                                                               ----------  -----------  ----------  ---------
                                                               ----------  -----------  ----------  ---------
Supplemental cash flow disclosures:
  Interest paid to third parties, net of amounts
    capitalized..............................................  $    1,932  $   --       $   6,021   $  --
                                                               ----------  -----------  ----------  ---------
                                                               ----------  -----------  ----------  ---------
  Income taxes paid..........................................  $   17,077  $    10,335  $     205   $   5,155
                                                               ----------  -----------  ----------  ---------
                                                               ----------  -----------  ----------  ---------

              The accompanying notes to the combined consolidated financial statements are an integral part of these statements.

                   STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
      GAMING OPERATIONS TO BE SOLD TO PARK PLACE ENTERTAINMENT CORPORATION
              NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    The financial statements include certain gaming operations of Starwood Hotels & Resorts Worldwide, Inc. ("Starwood") to be sold to Park Place Entertainment Corporation ("PPE") pursuant to a definitive agreement entered into between Starwood and PPE on April 27, 1999. The gaming operations include Caesars World, Inc., comprised primarily of Caesars Palace, Caesars Atlantic City, Caesars Tahoe, Caesars Indiana, and its equity investments in casinos in South Africa, Manila and Canada, and the Sheraton Tunica, Sheraton Halifax and Sheraton Sydney (collectively the "Company"). All significant intercompany balances and transactions within the Company have been eliminated. Investments in unconsolidated affiliates are stated at cost adjusted by equity in undistributed earnings.

    Prior to February 23, 1998, the Company was owned by ITT Corporation ("ITT") upon which date ITT was acquired by Starwood ("ITT Merger"). The acquisition was treated as a reverse purchase for financial accounting purposes, whereupon, ITT continued as the surviving corporation for accounting purposes. Accordingly, no adjustments have been made to the carrying amounts of assets and liabilities as a result of the Starwood acquisition.

INTERIM FINANCIAL INFORMATION

    The combined consolidated financial statements for the nine months ended September 30, 1999 and 1998 included herein have been prepared by the Company, without audit. Certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted, although the Company believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments (which include normal recurring adjustments) necessary for a fair statement of results for the interim periods have been made. The results for the nine-month periods are not necessarily indicative of results to be expected for the full fiscal year.

NATURE OF OPERATIONS

    The Company is primarily engaged in the ownership, operation and development of gaming facilities. The Company's gaming operations are located in several key domestic jurisdictions and in certain countries outside the United States.

CASINO REVENUE AND PROMOTIONAL ALLOWANCES

    Casino revenue represents the net win from gaming wins and losses. Revenue excludes the retail value of rooms, food, beverage, entertainment and other promotional allowances provided on a complimentary basis to customers. The estimated retail value of these promotional allowances was $174,267 and $139,979 for the years ended December 31, 1998 and 1997, respectively. The estimated costs of providing such promotional allowances have been classified primarily as casino costs and expenses as follows:

                                                                             YEARS ENDED
                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1998        1997
                                                                        ----------  ----------
Rooms.................................................................  $   27,391  $   21,789
Food and beverage.....................................................      86,271      77,702
Other operating expenses..............................................      10,807      11,173
                                                                        ----------  ----------
                                                                        $  124,469  $  110,664
                                                                        ----------  ----------
                                                                        ----------  ----------

CURRENCY TRANSLATION ADJUSTMENT

    Assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the year-end exchange rates and the related translation gains and losses are reflected in shareholder's equity.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

GOODWILL

    Goodwill arose in connection with the acquisition of Caesars World, Inc. by ITT in 1995 and is amortized using the straight-line method over 40 years. Accumulated amortization was $108,248 and $80,542 at December 31, 1998 and 1997, respectively.

    The Company periodically reviews the carrying value of goodwill to assess recoverability from future operations using undiscounted cash flows. Impairments would be recognized in operating results if a permanent diminution in value is deemed to have occurred.

INVENTORIES

    Inventories are stated at the lower of cost or market, determined principally on the first-in, first-out basis.

PROPERTY AND EQUIPMENT

    Property and equipment is recorded at cost and includes interest on funds borrowed to finance construction. Capitalized interest was $11,381 and $24,878 in 1998 and 1997, respectively. Depreciation and amortization are provided for on the straight-line method over the following estimated useful lives:

Buildings and improvements...............................    5 to 40 years
Leasehold improvements...................................    3 to 40 years
Furniture, fixtures and equipment........................    2 to 10 years

    Betterments, renewals and extraordinary repairs that extend the life of the asset are capitalized; other repairs and maintenance charges are expensed as incurred. The cost and related accumulated depreciation applicable to assets retired are removed from the accounts and the gain or loss on disposition is recognized in income.

    The Company reviews the carrying value of its assets when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If it is determined that an impairment loss has occurred based upon expected undiscounted cash flows, then a loss is recognized in the income statement reducing the carrying amount of the asset to fair value.

AMORTIZATION OF LOAN COSTS

    Debt discount and loan issuance costs in connection with long-term debt are capitalized and amortized to interest expense during the period the debt is outstanding using the effective interest method.

INCOME TAXES

    The Company's domestic operations are in Starwood's consolidated Federal income tax return. The Company records income taxes based upon the amount that would have been incurred had each company filed a separate return. The Company accounts for income taxes according to Statement of Financial Accounting Standards No. 109. Deferred income taxes are provided for temporary differences between book and tax recognition of revenues and expenses.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK

    The Company extends credit to certain casino patrons, a substantial portion of whom reside in countries other than the United States, following background investigations and evaluation of credit worthiness. The Company maintains an allowance for doubtful casino accounts receivable which is based on management's estimate of the amount expected to be uncollectible considering historical experience and the information management obtains regarding the credit worthiness of the customer. The collectibility of these receivables could be affected by future business or economic trends or other significant events in the countries in which such customers reside. Although management believes the allowance is adequate, the estimated amount of cash collections with respect to the casino accounts receivable could change.

NOTE 2. CHANGE IN ACCOUNTING PRINCIPLE

    Effective January 1, 1997, the Company changed its method of accounting for start-up costs on major gaming projects to expense these costs as incurred. Prior to 1997, the Company capitalized these costs and amortized them over a three-year period. The Company's 1997 results include a charge of $7,970 before income taxes of $2,790 as the cumulative effect of this accounting change.

NOTE 3. SPECIAL CHARGES

    In 1998, the Company abandoned plans to develop a shared services group within the gaming business and wrote-off its investment relating to information systems under development which aggregated approximately $24.8 million. Additionally, reserves related to certain casino accounts receivables have been recorded as special charges (See Note 5).

    In November 1997, ITT entered into a definitive agreement to be acquired by Starwood. As a result, the Company recorded a special charge of approximately $27 million relating to the conversion of the accounting for stock options issued to employees of the Company under the ITT Stock Option Plan to variable accounting due to limited stock appreciation rights subject to exercise.

    In 1997, the Company also deferred or abandoned a number of potential development projects and wrote-off costs associated with such projects which aggregated approximately $35.5 million. The decision to defer or abandon such projects resulted from the uncertainties caused by the potential change in control of ITT following Hilton Hotels Corporation unsolicited takeover offer in February 1997.

NOTE 4. NEW ACCOUNTING PRONOUNCEMENTS

    Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income"("SFAS 130"). SFAS 130 establishes new rules for the reporting and displaying of comprehensive income and its components. The Company has included the required statements of comprehensive income in the accompanying financial statements.

    In 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information". The Statement requires the Company to report segment financial information consistent with the presentation made to the Company's management for decision making purposes. The Company is managed as one segment and all revenues are derived solely from casino operations and related activities.

    For the years ended December 31, 1998 and 1997, approximately 6% of total revenues and approximately 46% and 48%, respectively, of operating income was derived from the Company's foreign operations.

NOTE 5. RECEIVABLES

    Components of receivables were as follows:

                                                                           AT DECEMBER 31,
                                                                        ----------------------
                                                                           1998        1997
                                                                        ----------  ----------
Accounts and notes receivable
  Casino..............................................................  $  135,992  $  181,137
  Hotel...............................................................      13,092       8,067
  Other...............................................................      22,989      15,218
                                                                        ----------  ----------
                                                                           172,073     204,422
Less allowance for doubtful accounts..................................     (49,213)    (67,489)
                                                                        ----------  ----------
                                                                        $  122,860  $  136,933
                                                                        ----------  ----------
                                                                        ----------  ----------

    In the third quarter of 1998, due to the economic deterioration in Asia, the Company recorded an additional marker reserve of approximately $14 million.

    At December 31, 1998 and 1997, approximately 58% and 61%, respectively, of the Company's casino receivables were from customers whose primary residence is outside the United States with one country making up approximately 22% of the total gross casino receivables.

NOTE 6. PROPERTY AND EQUIPMENT

    Property and equipment consisted of the following:

                                                                         AT DECEMBER 31,
                                                                    --------------------------
                                                                        1998          1997
                                                                    ------------  ------------
Land..............................................................  $    423,757  $    368,101
Buildings and improvements........................................     1,247,054       705,699
Leasehold improvements............................................        72,261        64,446
Furniture, fixtures and equipment.................................       434,048       222,507
Construction in progress..........................................        58,346       549,832
                                                                    ------------  ------------
                                                                       2,235,466     1,910,585
Less accumulated depreciation and amortization....................      (242,876)     (143,177)
                                                                    ------------  ------------
                                                                    $  1,992,590  $  1,767,408
                                                                    ------------  ------------
                                                                    ------------  ------------

NOTE 7. INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED AFFILIATES

    In 1998, Caesars World, Inc. entered into a joint venture agreement with Global Resorts, Inc., and the Black Empowerment Group to operate Caesars Gauteng, a temporary casino, located in Johannesburg, South Africa. The permanent casino, being built on the same site, is expected to be completed in 2000. The Company is to receive 50% of the management fee, based on 5% of net revenues. During 1998, the Company contributed $22,111, representing its 25% ownership interest in the joint venture. The temporary facility opened in the middle of December 1998, therefore, the joint venture had no significant income or losses from operations for the year.

    In 1993, Caesars World, Inc. entered into a 50/50 joint venture agreement with Hilton Hotels Corporation to operate Windsor Casino, Limited located in Windsor, Canada. As of December 31, 1998 and 1997, Caesars World, Inc.'s investment in this joint venture was $25,787 and $17,684, respectively. For the years ended December 31, 1998 and 1997, Caesars World, Inc. earned income of $16,151 and $14,040, respectively, in relation to this joint venture. No cash advances have been made by Caesars World, Inc. to this joint venture during 1998 and 1997.

NOTE 8. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

    Accounts payable and accrued expenses consisted of the following:

                                                                           AT DECEMBER 31,
                                                                        ----------------------
                                                                           1998        1997
                                                                        ----------  ----------
Accounts payable......................................................  $   20,775  $   15,165
Chip float............................................................      23,848      23,895
Construction payable..................................................      24,693      75,095
Accrued salaries, wages and employee benefits.........................      40,779      27,607
Other accrued expenses................................................     106,525      92,336
                                                                        ----------  ----------
                                                                        $  216,620  $  234,098
                                                                        ----------  ----------
                                                                        ----------  ----------

NOTE 9. LONG-TERM DEBT

    Long-term debt including capital leases consisted of the following:

                                                                                               AT DECEMBER 31,
                                                                                            ----------------------
                                                                                               1998        1997
                                                                                            ----------  ----------
Senior subordinated notes, due August 15, 2002, at 8 7/8 percent payable semi-annually in
  February and August.....................................................................  $  150,000  $  150,000
Note payable to vendor due November 1999, in monthly installments of $158, including
  interest at 10% per annum...............................................................       1,655       1,655
Mortgage note, due September 2011, in monthly installments of $100, including interest at
  10% per annum; with a balloon payment of $500 at September 25, 2011.....................         807         842
Harrison County Facility Loan, due ratably over three-year period beginning 1999,
  including interest at 8% per annum......................................................       1,798      --
Capital lease obligations (See Note 11)...................................................      21,767      17,980
                                                                                            ----------  ----------
                                                                                               176,027     170,477
Less current maturities...................................................................     (10,212)     (4,033)
                                                                                            ----------  ----------
                                                                                            $  165,815  $  166,444
                                                                                            ----------  ----------
                                                                                            ----------  ----------

    On August 15, 1992, Caesars World, Inc. issued $150,000 of 8 7/8 percent Senior Subordinated Notes (the "Notes") that mature in 2002. The Notes are subordinated to all senior indebtedness (as defined in the Indenture) and the Notes are effectively subordinated to liabilities of the Company's subsidiaries and are senior in the right of payment to other subordinated indebtedness. The Notes are redeemable at the Company's option, in whole or in part, beginning August 15, 1997, at a premium price of 103.27 percent, declining annually to par at August 15, 2000, and thereafter. The original issue discount and costs are being amortized over the term of the Notes. The Notes were redeemed in August 1999.

    The Notes contain covenants, among others, that require the maintenance of certain financial ratios and include restrictions on the Company and its subsidiaries with respect to additional debt, dividends, stock repurchases, sales of certain assets, investments and capital expenditures, mergers, consolidations and similar transactions, liens, acquisitions, disposition of property, and prepayment of other debt.

    The annual maturities of long-term debt, excluding capital leases, as of December 31, 1998, follow:

YEAR ENDING DECEMBER 31,
----------------------------------------------------------------------------------
1999..............................................................................  $    2,870
2000..............................................................................         619
2001..............................................................................          21
2002..............................................................................     150,023
2003..............................................................................          26
Thereafter........................................................................         701
                                                                                    ----------
                                                                                    $  154,260
                                                                                    ----------
                                                                                    ----------

NOTE 10. INCOME TAXES

    The Company determines its provision for income taxes and related asset and liability accounts on a separate entity basis. Income tax data from continuing operations is as follows:

                                                                          YEARS ENDED
                                                                          DECEMBER 31,
                                                                      --------------------
                                                                        1998       1997
                                                                      ---------  ---------
Pretax income
  U.S...............................................................  $  21,000  $  21,291
  Foreign...........................................................     27,407     30,115
                                                                      ---------  ---------
                                                                      $  48,407  $  51,406
                                                                      ---------  ---------
                                                                      ---------  ---------
Provision (benefit) for income tax
Current:
  Federal...........................................................  $   2,784  $   1,288
  State.............................................................     (2,851)       779
  Foreign...........................................................     11,867     12,960
                                                                      ---------  ---------
Total Current.......................................................     11,800     15,027
Deferred:
  Federal...........................................................     15,226     14,760
  State.............................................................      1,481        548
  Foreign...........................................................     --         --
                                                                      ---------  ---------
Total Deferred......................................................     16,707     15,308
                                                                      ---------  ---------
                                                                      $  28,507  $  30,335
                                                                      ---------  ---------
                                                                      ---------  ---------

    The income tax effects of temporary differences between financial and income tax reporting that gave rise to deferred income tax assets and liabilities were as follows:

                                                                          AT DECEMBER 31,
                                                                      ------------------------
                                                                         1998         1997
                                                                      -----------  -----------
Deferred tax assets:
  Bad debt reserves.................................................  $    17,465  $    24,225
  Deferred compensation.............................................        9,453        9,453
  Accrued expenses..................................................       22,344       19,225
  Other.............................................................       39,669       46,244
                                                                      -----------  -----------
Total deferred tax asset............................................       88,931       99,147
                                                                      -----------  -----------
Deferred tax liabilities:
  Depreciation......................................................      (35,348)     (28,598)
  Asset basis difference............................................     (100,587)    (100,587)
  Other.............................................................      (32,713)     (32,999)
                                                                      -----------  -----------
Total deferred tax liability........................................     (168,648)    (162,184)
                                                                      -----------  -----------
Net deferred tax liability..........................................  $   (79,717) $   (63,037)
                                                                      -----------  -----------
                                                                      -----------  -----------

    The provision for income taxes differed from the amount computed at the statutory rate of 35% as follows:

                                                                          YEARS ENDED DECEMBER
                                                                                  31,
                                                                          --------------------
                                                                            1998       1997
                                                                          ---------  ---------
Federal.................................................................  $  16,942  $  17,992
State income taxes, net of federal benefit..............................       (891)       863
Foreign income taxes in excess of the statutory rate....................      2,275      2,420
Non-deductible goodwill.................................................      9,495      9,506
Other, net..............................................................        686       (446)
                                                                          ---------  ---------
                                                                          $  28,507  $  30,335
                                                                          ---------  ---------
                                                                          ---------  ---------

NOTE 11. LEASES

    The Caesars Tahoe land and building are leased pursuant to an operating lease which expires in 2004 and is renewable for two additional 25-year periods. The lease provides for a minimum rent of $2,831 for the period from August 1, 1997 to July 1, 1998, increasing by $75 per year on August 1, 1998 and in each subsequent year, and for percentage rent of 20 percent of the casino/hotel's net profit (as therein defined). Percentage rent expense included in selling, general and administrative expenses was $1,614 and $949 for the years ended December 31, 1998 and 1997, respectively. The aggregate fixed lease payments, including amounts paid on a mortgage note retired in prior years, are amortized on a straight-line basis over the remaining initial lease term. At December 31, 1998 and 1997, there was $5,318 and $6,516, respectively, of prepaid rent included in "Other Assets" related to this lease.

    At December 31, 1998, the Company was obligated under non-cancelable operating leases and capital leases to make future minimum lease payments as follows:

YEAR ENDING DECEMBER 31,                                                   OPERATING    CAPITAL
------------------------------------------------------------------------  -----------  ---------
1999....................................................................   $   5,351   $   7,342
2000....................................................................       5,045       7,150
2001....................................................................       4,785       7,149
2002....................................................................       4,623       2,188
2003....................................................................       4,250         917
Thereafter..............................................................       9,600          --
                                                                          -----------  ---------
Total minimum lease payments............................................   $  33,654   $  24,746
                                                                          -----------  ---------
                                                                          -----------  ---------
Less amount representing interest.......................................                  (2,979)
Present value of minimum lease payments.................................                  21,767
Less current maturities.................................................                   7,342
                                                                                       ---------
Long-term obligations...................................................               $  14,425
                                                                                       ---------
                                                                                       ---------

    Rental expense was comprised of the following:

                                                                           YEARS ENDED DECEMBER
                                                                                   31,
                                                                           --------------------
                                                                             1998       1997
                                                                           ---------  ---------
Minimum rentals under lease obligations..................................  $   7,876  $   7,868
Less sublease income.....................................................     (2,158)    (1,889)
Contingent rentals under operating and capital leases....................      2,123      1,800
                                                                           ---------  ---------
                                                                           $   7,841  $   7,779
                                                                           ---------  ---------
                                                                           ---------  ---------

NOTE 12. STOCK OPTIONS

    The Company participates in its parent's stock option plans. The Company applies APB Opinion No. 25 and related interpretations in accounting for stock-based compensation plans. Accordingly, compensation expense recognized was different than what would have otherwise been recognized under the fair value based method defined in SFAS No. 123, "Accounting for Stock-Based Compensation." Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, the Company's net income would have been reduced to the pro forma amount of $13,312 for the year ended December 31, 1998. The fair value of the option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1998: dividend yield of 3.0%; expected volatility of 47.6%; risk-free interest rate of 4.5%; and expected lives of three to four years for all options.

    At the date of the ITT Merger, each ITT stock option and related stock appreciation right that was outstanding became fully exercisable. In November 1997, due to the election of the holder of each ITT stock option to receive cash, Starwood Units or a combination, variable accounting required an expense to be recognized for the difference between the option price and the formula market price. There is no pro forma effect to income in 1997 as a result of this variable accounting.

    At December 31, 1998, Starwood had 564,000 and 606,914 options outstanding relating to Company employees at exercise prices of $49.19 and $54.85, respectively. There are 246,811 stock options exercisable with an exercise price of $54.85. During 1998, Starwood issued all of its stock options at market value and the weighted average fair value of these options was $18.54.

NOTE 13. EMPLOYEE BENEFIT PLANS

    The Company has defined benefit pension plans covering any officer or other employee designated as a key executive of the Company and its subsidiaries. The benefits are based on years of service (not to exceed 30) and the employee's highest five years of compensation during the last 10 years of employment. The Company has funded the vested benefits of certain current employees by making contributions to revocable trusts. Income earned by the trusts accrues to the benefit of the Company. At December 31, 1998, the amount in these revocable trusts was $14,854 and is recorded in "Other Assets." Such trusts shall become irrevocable in the event of a change of control (as defined).

    The following table sets forth the plans' status and amounts recognized in the Company's financial statements:

                                                                                               AT DECEMBER 31,
                                                                                            ----------------------
                                                                                               1998        1997
                                                                                            ----------  ----------
CHANGE IN BENEFIT OBLIGATION:
Net benefit obligation at beginning of year...............................................  $   18,102  $   18,261
Service cost..............................................................................       1,659       1,287
Interest cost.............................................................................       1,150       1,221
Actuarial (gain) loss.....................................................................       2,206      (1,535)
Curtailments..............................................................................      (4,100)         --
Gross benefits paid.......................................................................      (1,156)     (1,132)
                                                                                            ----------  ----------
Net benefit obligation end of year........................................................  $   17,861  $   18,102
                                                                                            ----------  ----------
                                                                                            ----------  ----------

CHANGE IN PLAN ASSETS:
Fair value of plan assets at beginning of year............................................  $       --  $       --
Employer contributions....................................................................       1,156       1,132
Gross benefits paid.......................................................................      (1,156)     (1,132)
                                                                                            ----------  ----------
Fair value of plan assets at end of year..................................................  $       --  $       --
                                                                                            ----------  ----------
                                                                                            ----------  ----------

RECONCILIATION OF FUNDED STATUS:
Funded status at end of year..............................................................  $  (17,861) $  (18,102)
Unrecognized net actuarial (gain) loss....................................................          44      (1,736)
Unrecognized net transition obligation....................................................          --         189
                                                                                            ----------  ----------
Net amount recognized at end of year......................................................  $  (17,817) $  (19,649)
                                                                                            ----------  ----------
                                                                                            ----------  ----------

    Assumptions used in accounting for the Company's defined benefit plans were:

                                                                                                   AT DECEMBER 31,
                                                                                                 --------------------
                                                                                                   1998       1997
                                                                                                 ---------  ---------
Discount rate for obligations..................................................................       6.50%      7.25%
Rate of increase in compensation levels........................................................       5.00%      5.00%
Expected long-term rate of return on plan assets...............................................        N/A        N/A

    The periodic net pension expense included the following components:

                                                                            YEARS ENDED DECEMBER
                                                                                    31,
                                                                            --------------------
                                                                              1998       1997
                                                                            ---------  ---------
Service cost..............................................................  $   1,659  $   1,287
Interest cost.............................................................      1,150      1,222
Amortization of net transition amount.....................................         31         40
Recognized net gain.......................................................        (16)        --
                                                                            ---------  ---------
SFAS 87 cost..............................................................      2,824      2,549
Curtailment credit........................................................     (3,500)        --
                                                                            ---------  ---------
Net periodic benefit cost.................................................  $    (676) $   2,549
                                                                            ---------  ---------
                                                                            ---------  ---------

    Effective February 23, 1998, Starwood adopted the Company's 401(k)-retirement plan covering substantially all of its non-union employees. The plan provides for the Company to contribute 1 percent of certain compensation for eligible employees who may also contribute up to 5 percent of their base compensation to this plan and their contributions are matched by the Company in an amount equal to 50 percent of each employee's contribution. Employees may also contribute an additional 11 percent of base compensation to the plan, with certain limitations, which is not matched by the Company. The matching contributions vest to the employee ratably based on the employee's years of service and fully vest after five years of service. The Company's one percent contributions and all employee contributions vest immediately. The Company's basic one percent and matching contributions for the years ended December 31, 1998 and 1997 were $6,234 and $5,174, respectively.

    In addition to the Company's plans described above, union employees are covered by various multi-employer pension plans. The Company charged to expense approximately $4,347 and $3,639 in 1998 and 1997, respectively, for such plans. For the union sponsored plans, information from the plans' sponsors is not available to permit the Company to determine its share of unfunded vested benefits, if any.

NOTE 14. FINANCIAL INSTRUMENTS

    The estimated fair value of the Company's financial instruments at December 31, 1998 and 1997 are as follows:

                                                        1998                    1997
                                               ----------------------  ----------------------
                                                CARRYING                CARRYING
                                                 AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
                                               ----------  ----------  ----------  ----------
Cash and cash equivalent.....................  $  102,664  $  102,664  $   63,488  $   63,488
Long-term debt...............................     176,027     176,777     170,477     173,852

CASH AND CASH EQUIVALENTS

    The estimated fair value of cash and cash equivalents is estimated based on the quoted market price of the investments, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable investments.

LONG-TERM DEBT

    The estimated fair value of long-term debt is based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

NOTE 15. RELATED PARTY TRANSACTIONS

    Starwood charges the Company a management service fee equal to 2.75% of net revenues. The fee represents compensation for certain support services in the fields of management, operations, administration, finance, treasury, tax, personnel, accounting, legal, intellectual property, information systems, real estate and insurance applicable to the business operations of the Company. The service charge was $32,705 and $28,711 for the years ended December 31, 1998 and 1997, respectively.

    In addition, Starwood charges the Company interest associated with certain funds advanced to the Company. For the years ended December 31, 1998 and 1997, Starwood charged the Company $23,926 and $21,153, respectively, as interest expense.

    A subsidiary of the Company also advances to and receives funds and services with ITT Sheraton Corporation and its wholly owned subsidiary, Sheraton Gaming Corporation, for operating capital, construction funding, upper management payroll and benefits, reservation fees, and other marketing programs.

NOTE 16. COMMITMENTS AND CONTINGENCIES

DEVELOPMENT OBLIGATION

    The New Jersey Casino Control Act obligation provides, among other things, for an investment obligation on licensees based upon 1.25% of their gross casino revenues, as defined. This obligation may be satisfied by investing in qualified eligible direct investments, by purchasing bonds issued by the Casino Reinvestment Development Authority ("CRDA"), and/or by making qualified contributions. At December 31, 1998, all CRDA investment obligations had been substantially satisfied or prepaid.

CAESARS INDIANA

    RDI/Caesars Riverboat Casino LLC (the "LLC") is a limited liability company formed under the laws of the state of Indiana. The members of the LLC include Riverboat Development, Inc. and Roman Holding Corporation of Indiana, which is owned by the Company. Pursuant to an operating agreement between the members, certain equity and income (loss) allocations are provided. The agreement provides that if any member has a deficit balance in their capital account, the profits shall be allocated in proportion to those deficit balances until the capital accounts of all members have been increased to zero. Profits are next allocated so that the capital accounts of the members are proportionate to their Units (as defined in the agreement). Thereafter, profits are allocated so that RDI receives 25% of the LLC's profits less an imputed interest expense and Roman receives all remaining profits.

DISPUTE WITH NOVA SCOTIA GAMING CORPORATION

    Metropolitan Gaming Corporation (MEG), is a partnership between ITT Sheraton Canada Ltd. and Purdy's Wharf Developments Limited which operates the casinos in Halifax and Sydney. MEG is in dispute with the Nova Scotia Gaming Corporation over the expense treatment of the Goods and Services Tax and the Harmonized Sales Tax ("GST/HST") as it relates to deductibility for the purposes of the income guarantee as defined in the Operating Contract. The parties expect to enter into arbitration as provided for in the Contract. The outcome of the arbitration is binding on both parties and cannot be appealed. The maximum contingent liability related to the GST/HST dispute, including the effect of the income guarantee, in the event of an outcome which is unfavorable to MEG, is estimated to be approximately $14 million.

LICENSE RENEWAL

    During 1996, the New Jersey Casino Control Commission (the "CCC") renewed the Company's license to operate its casino hotel complex in Atlantic City. A casino license is not transferable, and must be renewed every four years by filing an application which must be acted upon by the CCC no later than 30 days prior to the expiration of the license then in force.

LITIGATION

    On April 26, 1994, William H. Poulos brought an action in the U.S. District Court for the Middle District of Florida, Orlando Division-William H. Poulos, ET AL V. CAESARS WORLD, INC. ET AL-Case No. 39-478-CIV-ORL-22--in which various parties (including the Company) alleged to operate casinos or be slot machine manufacturers were named as defendants. The plaintiff sought to have the action certified as a class action suit.

    An action subsequently filed on May 10, 1994 in the United States District Court for the Middle District of Florida--WILLIAM AHEARN, ET AL V. CAESARS WORLD, INC. ET AL--Case No. 94-532--CIV-ORL-22--made similar allegations and was consolidated with the Poulos action.

    Both actions included claims under the Federal Racketeering-Influenced and Corrupt Organizations Act and under state law, and sought compensatory and punitive damages. The plaintiffs claimed that the defendants are involved in a scheme to induce people to play electronic video poker and slot machines based on false beliefs regarding how such machines operate and the extent to which a player is likely to win on any given play.

    In December 1994, the consolidated actions were transferred to the U.S. District Court for the District of Nevada.

    On September 26, 1995, Larry Schreier brought an action in the U.S. District Court for the District of Nevada--LARRY SCHREIR, ET AL V. CAESARS WORLD, INC. ET AL-Case No. CV-95-00923-DWH (RJJ).

    The plaintiff's allegations in the Schreier action were similar to those made by the plaintiffs in the Poulos and Ahearn actions, except that Schreier claimed to represent a more precisely defined class of plaintiffs than Poulos or Ahearn.

    In December 1996, the court ordered the Poulos, Ahearn and Schreier actions consolidated under the title WILLIAM H. POULOS, ET AL V. CAESARS WORLD, INC. ET AL-Case No. CV-S-94-11236-DAE (RJJ)--(Base File), and required the plaintiffs to file a consolidated and amended complaint. On February 14, 1997, the plaintiffs filed a consolidated and amended complaint.

    In March 1997, various defendants filed motions to dismiss or stay the consolidated action until the plaintiffs submitted their claims to gaming authorities and those authorities considered the claims submitted by the plaintiffs.

    In December 1997, the court denied all of the motions submitted by the defendants, and ordered the plaintiffs to file a new consolidated and amended complaint. That complaint was filed in February 1998. The plaintiffs have filed a motion seeking an order certifying the action as a class action. Certain of the defendants have opposed the motion. The Court has not ruled on the motion.

    There are additional lawsuits currently pending against the Company arising in the normal course of business. Management believes the final disposition of the foregoing action will not have a material adverse effect on the Company's financial position or its results of operations.